Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

OPEN WORLD LTD.

Consolidated Financial Statements of Open World Ltd. for the Years Ended December 31, 2025 and 2024

F-2

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Open World Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Open World Ltd. and its subsidiaries (the Group) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-3

Revenue Recognition

As described in Note 2 to the financial statements, the Group recognizes revenue from contracts with customers through the following steps: identification of the contract, or contracts, with the customer, identification of the performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the performance obligations in the contract, and recognition of the revenue when, or as, the Group satisfies a performance obligation. Revenue is recognized when the performance obligations of the services are satisfied, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those services.

•	For Advisory and Onboarding, revenue is recognized ratably over time as administrative services are provided. Compensation is typically a fixed monthly fee, payable in US dollars or stablecoins.

•	For Digital Assets and Capital Markets Infrastructure, revenue is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under the related service agreements. Vesting commences no earlier than the Token Generation Event, when an observable market price exists and rights to tokens are legally enforceable. The Group measures such revenue at the fair value of tokens on the vesting date, using end-of-day (UTC) pricing.

Given these factors, the related audit effort in evaluating management’s judgments in identifying performance obligations for these customer agreements was extensive and required a high degree of auditor judgment.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. Our procedures related to the Group’s identification of performance obligations included, among others:

•	We evaluated management’s significant accounting policies related to these customer agreements for reasonableness.

•	We obtained and read revenue contracts and evaluated the completeness of the performance obligations identified by management, and performed an evaluation of whether these performance obligations were distinct and capable of being distinct.

•	For each contract with multiple performance obligations, we also tested the recorded revenue to each performance based obligation.

•	Performed journal entry testing focused on revenue to identify unusual or fraudulent entries.

/s/ RSM Cayman Ltd.

We have served as the Group's auditor since 2025.

Grand Cayman, Cayman Islands

April 10, 2026

F-4

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Balance Sheets

As of December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

	December 31, 2025	December 31, 2024

ASSETS
Current assets
Cash and cash equivalents	729,422	4,025,185
Accounts receivable	1,266,223	13,934,613
Crypto assets	922,987	8,007,056
Investments	539,328	-
Loans receivable	814,369	-
Shares and warrants receivable	585,599	-
Prepaids and deposits	89,143	237,457
Due from related parties	14,775	43,032
Total current assets	4,961,846	26,247,343
Non-current assets
Right-of-use assets, net	982,858	1,258,424
Investments	100,348	100,000
Total non-current assets	1,083,206	1,358,424

TOTAL ASSETS	6,045,052	27,605,767

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	1,156,624	1,102,035
Deferred revenue	125,590	293,500
Lease liabilities	284,651	263,352
Total current liabilities	1,566,865	1,658,887
Non-current liabilities
Lease liabilities	723,844	1,008,495

Total liabilities	2,290,709	2,667,382

Stockholders’ equity (deficiency)
Capital stock
Authorized: 500,000,000 common stock at par value of $0.0001 (2024 - 5,000,000 common stock at par value of $0.01)
Issued and outstanding: 126,080 shares (2024 - 116,030)	13	1,160
Additional paid-in-capital	4,379,103	50
Treasury shares	-	(50)
Simple agreements for future equity	2,000,000	2,000,000
(Deficit) retained earnings	(2,624,773)	22,937,225
Total stockholders' equity	3,754,343	24,938,385
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	6,045,052	27,605,767

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Statements of Operations

For the years ended December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

	Year ended December 31,
	2025	2024

Revenue
Revenues from contracts with customers	35,748,499	39,626,473
Total Revenues	35,748,499	39,626,473

Cost of sales	(5,235,082)	(1,921,861)
Gross Profit	30,513,417	37,704,612

Operating expenses
Consulting and management fees	(6,354,029)	(3,987,924)
General and administrative expenses	(837,466)	(410,363)
Bad debt provision	(422,943)	(869,906)
Insurance expenses	(254,270)	(214,375)
Legal fees	(1,095,020)	(511,908)
Professional fees	(938,064)	(355,743)
Stock-based compensation	(4,378,102)	-
Travel expenses	(669,792)	(159,675)
Operating lease expense	(346,276)	(242,538)
Total operating expenses	(15,295,962)	(6,752,432)

Net income before other income (expense)	15,217,455	30,952,180

Other income (expense)
(Loss) gain on crypto asset sales	(4,374,903)	122,250
Net change in fair value of investments	(3,639,080)	-
Net change in fair value of shares and warrants receivable	(3,529,052)	-
Net change in fair value of crypto assets	(8,154,783)	(3,305,210)
Net change in fair value of receivables	(15,748,701)	(2,722,651)
Total other expense, net	(35,446,519)	(5,905,611)

(Loss) income before income tax expense	(20,229,064)	25,046,569
Provision for income taxes	-	-
Net (loss) income for the year	(20,229,064)	25,046,569
Net (loss) income per share
Basic	$(189)	$245
Diluted	$(189)	$218
Weighted average shares of common stock
Basic	107,042	102,346
Diluted	107,042	114,683

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2025 and December 31, 2024

(Expressed in U.S. dollars)

	Common Stock		Additional paid-in capital		Treasury shares	Simple agreements for future equity	(Deficit) Retained earnings	Stockholders’ equity
	Number	$	$		$	$	$	$

Balance, December 31, 2023	100,000	1,000	-	-	-	-	2,271,747	2,272,747

Issuance (repurchase and retirement) of stock, net	16,030	160	50		(50)	-	-	160
Simple agreements for future equity	-	-	-		-	2,000,000	-	2,000,000
Net income for the year	-	-	-	-	-	-	25,046,569	25,046,569
Dividends declared and paid	-	-	-		-	-	(4,381,091)	(4,381,091)
Balance, December 31, 2024	116,030	1,160	50	-	(50)	2,000,000	22,937,225	24,938,385

Adjustment to opening retained earnings	-	-	-		-	-	(264,351)	(264,351)
Issuance (repurchase and retirement) of stock, net	15,050	(87)	(315)		-	-	-	(402)
Recapitalization	(5,000)	(1,060)	1,010		50	-	-	-
Stock-based compensation	-	-	4,378,358		-	-	-	4,378,358
Net loss for the year	-	-	-	-	-	-	(20,229,064)	(20,229,064)
Dividends declared and paid	-	-	-		-	-	(5,068,583)	(5,068,583)
Balance, December 31, 2025	126,080	13	4,379,103	-	-	2,000,000	(2,624,773)	3,754,343

The accompanying notes are an integral part of these consolidated financial statements

F-7

Open World Ltd. | Consolidated Financial Statements

OPEN WORLD LTD.

Consolidated Statements of Cash Flows

For the years ended December 31, 2025, and December 31, 2024

(Expressed in U.S. dollars)

	Year ended December 31,
	2025	2024
OPERATING ACTIVITIES

Net (loss) income for the year	(20,229,064)	25,046,570

Adjustments to reconcile net income to cash flows from operations:
Imputed interest on lease liability (non-cash)	49,021	44,034
Right of use assets amortization	275,566	198,505
Gain (loss) on crypto assets sale	4,374,903	(122,250)
Net change in fair value of crypto assets	8,154,783	3,305,210
Net change in fair value of receivables	11,711,086	2,722,651
Net change in fair value of loans receivable	4,037,614	-
Net change in fair value of shares and warrants receivable	3,529,051	-
Net change in fair value of investments	3,639,080	-
Stock-based compensation	4,378,102	-

Changes in working capital balances related to operations:
Decrease (increase) in accounts receivable	957,305	(14,262,087)
Increase in loans receivable	(4,851,983)	-
Increase in shares and warrants receivable	(4,114,650)
Decrease in prepaid expenses	148,314	41,196
Decrease in due from related party	28,257	46,398
Purchases of crypto assets	(25,198,384)	(25,146,088)
Proceeds from sales of crypto assets	17,574,360	14,480,481
Decrease in deferred revenue	(167,910)	(5,000)
Increase in accounts payable and accrued liabilities	(209,762)	130,614

Other Operating Cash Adjustments:
Lease payments	(312,373)	(229,116)
Net cash provided by operating activities	3,773,316	6,251,118

INVESTING ACTIVITIES
Investments	(2,000,348)	(100,000)
Cash used in investing activities	(2,000,348)	(100,000)

FINANCING ACTIVITIES
Proceeds from private placements	-	210
Repurchase of shares	(148)	(50)
Proceeds from issuance of SAFE notes	-	2,000,000
Dividends paid	(5,068,583)	(4,381,092)
Cash used by financing activities	(5,068,731)	(2,380,932)

Net (decrease) increase in cash for the year	(3,295,763)	3,770,186
Cash, beginning of the year	4,025,185	254,999
Cash, end of the year	729,422	4,025,185

The accompanying notes are an integral part of these consolidated financial statements.

F-8

Open World Ltd. | Consolidated Financial Statements

Supplemental disclosures of cash flow information

Cash paid for interest during December 31, 2025 was $49,021 (2024: $44,034), which is included within operating activities in the statement of cash flows.

Supplemental schedule of non-cash activities

Non-cash operating activities

During 2025 and 2024, the Company received non-cash consideration for revenues from contracts with customers and recognized unrealized remeasurement adjustments on crypto assets of $8,154,783 and $3,305,210, respectively, which are reflected as non-cash adjustments within operating activities.

Non-cash investing and financing activities

During 2025, the Company did not recognize any new right-of-use assets or corresponding lease liabilities in connection with operating lease agreements under ASC Topic 842, Leases.

During the year ended December 31, 2025, the Company acquired Heritage Distilling Holding Company, Inc. (“IPST”) common stock (see Note 17) for total consideration of $4,178,407, of which $2,178,407 was satisfied through crypto assets as a non-cash investing activity.

The Company did not enter into any other significant non-cash investing or financing transactions during 2025 or 2024.

The accompanying notes are an integral part of these consolidated financial statements.

F-9

Open World Ltd. | Notes to Consolidated Financial Statements

1.	NATURE OF OPERATIONS

Open World Ltd. was incorporated under the laws of the Cayman Islands. Open World Ltd. and its subsidiaries (“OpenWorld”, the “Company”, or the “Group”) operate at the intersection of institutional capital markets, enterprise blockchain infrastructure, and real-world asset tokenization.

On October 9, 2025, the Company completed a corporate reorganization (the “Reorganization”) pursuant to which Open World Ltd. became the parent company of Open World Inc., Webslinger Advisors SEZC Inc., and Open World Wyoming Inc. The Reorganization was a transaction among entities under common control and was accounted for in accordance with ASC Topic 805, Business Combinations. In accordance with ASC 805-50, these comparative consolidated financial statements have been prepared on a retrospective basis as if the Reorganization had occurred on October 4, 2023.

2.	BASIS OF PRESENTATION

[a] Accounting standards

The consolidated financial statements of the Group have been prepared using the accrual basis of accounting and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are expressed in U.S. dollars. These consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared for audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are intended to be included in a future filing with the Securities and Exchange Commission (“SEC”). The Company will evaluate and update the presentation and disclosures as necessary once the specific SEC form and related requirements are determined.

[b] Critical accounting estimates and judgments

Preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions in the consolidated financial statements and notes thereto. Significant estimates, assumptions and judgements include judgment in determining performance obligations; fair value measurement of crypto assets and receivables denominated in crypto assets; the assessment of collectability of accounts receivable; the valuation of privately-held strategic investments, including impairments; the identification and valuation of assets acquired and liabilities assumed in business combinations; loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing. The Group is also exposed to risks inherent in crypto assets, including price volatility, liquidity, and counterparty risks.

Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties. To the extent that there are material differences between these estimates and actual results, the consolidated financial statements will be affected. The Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements by the Group.

F-10

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[a] Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiaries. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of the subsidiaries are included in these consolidated financial statements from the date that control commences until the date that control ceases. All inter-company transactions and balances have been eliminated upon consolidation.

[b] Revenue Recognition

The Group determines revenue recognition from contracts with customers through the following steps:

▪	identification of the contract, or contracts, with the customer;
▪	identification of the performance obligations in the contract;
▪	determination of the transaction price;
▪	allocation of the transaction price to the performance obligations in the contract; and
▪	recognition of the revenue when, or as, the Group satisfies a performance obligation.

Revenue is recognized when performance obligations are satisfied, in an amount that reflects the consideration the Group expects to be entitled to in exchange for its activities.

Advisory and Onboarding

Revenue is recognized ratably over time as performance obligations are satisfied. Compensation is typically a fixed monthly fee, payable in US dollars or stablecoins.

Digital Assets and Capital Markets Infrastructure

Revenue is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under the underlying arrangements. Vesting commences no earlier than the Token Generation Event, when an observable market price exists and rights to tokens are legally enforceable. The Group measures such revenue at the fair value of tokens on the vesting date, using end-of-day (23:59:59 UTC) pricing.

[c] Cost of sales

Cost of sales primarily consists of direct costs incurred to deliver the Group’s advisory and onboarding, digital assets, and capital markets capabilities. These costs are recognized in the period in which the related performance obligations are satisfied and revenue is recognized. Cost of sales primarily includes:

Professional and Consulting Fees: Fees paid to third-party providers, contractors, external specialists, and other consultants who support the Group’s revenue-generating activities.

Technology and Infrastructure Costs: Direct expenses related to hosting, cloud computing, blockchain network usage, cybersecurity support, and other infrastructure required to fulfill performance obligations under customer contracts.

Other Direct Costs: Out-of-pocket expenses incurred in fulfilling customer contracts, including reimbursed client costs, transaction-specific expenditures, data services, travel, and similar costs directly related to advisory and onboarding, digital assets or capital markets activities.

Costs not directly attributable to revenue-generating activities are recorded within Operating Expenses, including general and administrative costs, consulting and management fees, bad debt provisions, insurance, corporate legal and professional fees, travel not tied to customer contracts, and operating lease expenses.

F-11

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[d] Consulting and management fees

Consulting and management fees consist primarily of compensation-related costs for personnel who support the Company’s operations, including (i) wages and salaries for employees and (ii) fees and costs paid to independent contractors and consultants (collectively, “team wages”). These amounts may also include employer payroll taxes and other personnel-related costs, as applicable. Consulting and management fees are recognized as expense as the related activities are performed (generally on a straight-line basis over the service period when billed at fixed rates) and are classified within operating expenses in the accompanying consolidated financial statements. Amounts owed but not yet paid at the reporting date are included in accrued expenses and other current liabilities, and prepayments for services not yet received are recorded in prepaid expenses and expensed as incurred.

[e] Accounts Receivable

Accounts receivable consists of receivables from revenues from contracts with customers and other receivables, net of provision for bad debts and bad debt written off. Receivables denominated in crypto assets are contractual rights to receive cash or crypto assets either on demand or on fixed or determinable dates and are recognized as an asset in the Consolidated Balance Sheet.

Receivables are initially recorded at the transaction price, representing consideration to which the Group expects to be entitled to in exchange for satisfying its performance obligations. For performance obligations satisfied over time, receivables are recognized as revenue is earned, typically monthly or quarterly based on performance obligations. For performance obligations satisfied at a point in time, receivables are recognized when the performance obligation is satisfied.

Certain crypto assets are subject to contractual sale restrictions pursuant to lock-up schedules. Crypto assets subject to lock-up schedules that have not yet been received by the Company are recognized as receivables denominated in crypto assets. As of December 31, 2025, the Company held $1,211,696 (2024: $13,463,445) of receivables subject to such restrictions. The fair value of receivables subject to lock-up schedules includes a discount for lack of marketability. Restriction periods for these receivables range from less than one week to approximately two years.

Receivables denominated in crypto assets represent rights to receive a fixed amount of crypto assets and meet the definition of hybrid financial instruments containing an embedded derivative feature under ASC Topic 815, Derivatives and Hedging. The Group accounts for these hybrid instruments in their entirety at fair value, with changes in fair value recognized in the consolidated Statement of Operations within “Net change in fair value of accounts receivable.” This approach reflects both the host receivable component and the embedded derivative feature as a single financial instrument measured at fair value each reporting period.

The Group evaluates collectability based on expected credit losses in accordance with ASC Topic 326, Financial Instruments — Credit Losses. An allowance for doubtful accounts is recognized based on historical loss experience, the aging of receivable balances, and management’s assessment of current and expected future economic conditions.

[f] Crypto Assets

The Group accounts for cryptocurrencies, tokens, and stablecoins (collectively, “crypto assets”) in accordance with ASC Topic 350-60, Accounting for and Disclosure of Crypto Assets (ASU 2023-08), which the Group adopted effective January 1, 2024. This standard supersedes prior indefinite-lived intangible asset treatment and requires qualifying crypto assets to be classified as intangible assets and measured at fair value with changes in fair value recognized in net income.

The Group receives crypto assets as a form of consideration under certain of its commercial arrangements, which are recorded as Crypto assets in the Consolidated Balance Sheet when received. Under this guidance, crypto assets are measured at fair value, with changes recognized in net income.

F-12

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Crypto assets are initially recognized at fair value on the date of acquisition or receipt, based on observable quoted market prices. An observable market for crypto assets is determined based on whether quoted prices in active markets are readily and regularly available and whether those prices reflect actual, orderly transactions. For crypto assets with high trading volume across reputable exchanges, the Group concludes there is an observable market and measures fair value based on Level 1 inputs. They are classified as current or non-current assets depending on management’s intent regarding use, including treasury holdings and operational purposes. As the Group’s crypto assets are held for and used in the ordinary course of business, they are classified as current assets.

Crypto assets are remeasured at fair value at each reporting date. All fair value gains and losses are recognized in the consolidated Statement of Operations within “Other Income (Expense) - Net change in fair value of crypto assets.” Gains and losses on crypto asset sales are recognized on a first-in-first-out (“FIFO”) basis. Cash flows from crypto assets held for operations are recorded as Net changes in operating assets and liabilities in the consolidated statement of cash flows.

The Group holds crypto assets in self-custodied wallets and custodial accounts at third-party institutions which require dual authorization for transactions. Disposals occur through approved OTC counterparties, including Wintermute and GSR, or on exchanges.

[g] Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases. The Company determines if an arrangement is a lease at inception. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate, based on the information available at the commencement date, to determine the present value of future lease payments. Right-of-use assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Operating lease expenses are recognized on a straight-line basis over the term of the lease, consisting of interest accrued on the lease liability and depreciation of the right-of-use asset. The lease terms may include options to extend or terminate the lease if it is reasonably certain the Group will exercise that option.

[h] Investments

The Group’s strategic investments primarily include equity investments in public and privately held companies where the Group (1) holds less than 20% ownership in the entity, and (2) does not exercise significant influence. These investments are recorded at cost and measured at fair value. For privately held companies without readily determinable fair values adjusted for: (i) observable transactions for same or similar investments of the same issuer (referred to as the measurement alternative) or (ii) impairment, which are recorded in Other (income) expense, net in the Consolidated Statement of Operations.

[i] Cash and cash equivalents

Cash and cash equivalents include cash held at financial institutions, cash on hand that is not restricted as to withdrawal or use with an initial maturity of three months or less but exclude stablecoins (e.g., USDT, USDC), which are classified as crypto assets and cash held in accounts at venues. Venues include other crypto asset trading platforms and payment processors that hold money and crypto assets.

Funds held at financial institutions

Cash and cash equivalents are primarily placed with financial institutions which are of high credit quality, primarily in highly liquid, highly rated instruments which are uninsured. The Group may also have corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. The Group has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts.

F-13

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Funds held at trading venues, payment processors, and clearing brokers

The Group holds cash at trading venues including both self-custodied wallets and custodial accounts at third-party institutions and performs a regular assessment of these venues as part of its risk management process.

[j] Income taxes

The Company and its subsidiaries are incorporated in the Cayman Islands, which does not impose corporate income or capital gains taxes. Accordingly, no provision for current or deferred income taxes has been recognized.

The Group applies the provisions of ASC Topic 740, Income Taxes, related to uncertain tax positions. As of December 31, 2025, and 2024, the Group had no unrecognized tax benefits, and no interest or penalties related to uncertain tax positions have been recognized.

[k] Basic and diluted Earnings or Loss per Share

The Group has adopted ASC Topic 260, Earnings per Share which requires presentation of basic earnings per share.

Basic earnings or loss per share is calculated by dividing net income or loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted. In calculating diluted EPS, the Group adjusts both net income and the weighted-average number of shares outstanding to give effect to all potentially dilutive instruments, including simple agreements for future equity and stock-based awards, using the treasury stock method or if-converted method, as appropriate. The effects of securities that are anti-dilutive are excluded from the calculation of diluted EPS. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti-dilutive.

[l] Share capital

The Group records proceeds from share issuances net of issuance costs. Shares issued for consideration other than cash are valued at the quoted price on the date the shares are issued.

[m] Equity based compensation

Stock options

The Group accounts for the stock options issued to consultants and employees of the Company at the fair value of the options granted in accordance with ASC Topic 718, Stock Compensation.

The fair value of the options is determined at the grant date using Black-Scholes option pricing model which requires assumptions including ordinary share price, expected price volatility, expected term, risk-free interest rate, and dividend yield. The equity compensation expense is charged to operations and is amortized over the vesting period on a straight-line basis, with the offset recorded to additional paid-in capital. At the end of each reporting period, the Group estimates the number of equity instruments expected to vest, and the revisions, if any, are recognized to profit or loss such that the cumulative expense reflects the revised estimate.

F-14

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Restricted Shares

The Group accounts for restricted shares granted to directors, officers, consultants and employees of the Company at fair value in according with ASC Topic 718, Stock Compensation.

Restricted shares are classified as equity and measured at fair value determined at the grant date based on the fair value of the Company’s ordinary shares. Certain shares are issued at grant but subject to service-based vesting and repurchase rights at the original issuance price upon termination. The excess of grant-date fair value over the purchase price, if any, is recognized as stock-based compensation expense on a straight-line basis over the requisite service period.

Unvested restricted shares are recorded as issued shares with a corresponding deferred stock-based compensation balance within shareholders’ equity, which is amortized over the vesting period. Stock-based compensation expense is included in operating expenses in the Statement of Operations.

[n] Fair value measurements

The Group analyzes all financial instruments with features of both liabilities and equity under ASC Topic 490, Distinguishing Liabilities from Equity, and ASC Topic 815, Derivatives and Hedging.

The Group’s financial instruments consist of cash, accounts receivable denominated in crypto assets, shares and warrants receivable, other receivables, investments, trade and other payables, and lease liabilities. The carrying amounts of these instruments approximate their fair values due to their short maturities. The fair value of long-term lease liabilities also approximates their carrying amount as there have been minimal changes in interest rates and in the Group’s own credit risk since inception.

The Group measures certain assets and liabilities at fair value in accordance with ASC Topic 820, Fair Value Measurement. ASC 820 establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value:

•	Level 1 - Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 - Level 2 inputs are observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Level 3 inputs are unobservable inputs for the asset or liability, reflecting the Group’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The Group’s crypto assets, shares receivable, and current investments are classified within Level 1, and accounts receivable including embedded derivative features and warrants receivable, are classified within Level 2, as their valuation is based on quoted market prices for identical crypto assets in active markets.

The Group presents fair value measurements for its crypto assets, financial assets and liabilities in the notes to the consolidated financial statements and discloses any transfers between levels of the hierarchy, although no such transfers occurred during the periods presented.

[o] Related party transactions

All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

F-15

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[p] Derivatives

The Group accounts for derivatives in accordance with ASC Topic 815, Derivatives and Hedging. Certain accounts receivable denominated in crypto assets contain embedded derivative features arising from rights to receive fixed quantities of crypto assets. These instruments are accounted for in their entirety at fair value, rather than bifurcating the embedded derivative. Changes in fair value are recognized in the consolidated Statement of Operations within “Net change in fair value of accounts receivable.”

The Group’s accounts receivable with embedded derivative features are classified within Level 2 of the fair-value hierarchy, as their valuation is based on quoted market prices for identical crypto assets in active markets.

[q] Subsequent Events

The Group evaluates subsequent events through the date the consolidated financial statements are available to be issued, and recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements.

Subsequent events that provide evidence about conditions that arose after the balance sheet date are disclosed in the notes to the consolidated financial statements, but are not recognized in the financial statements.

[r] Commitments and Contingencies

The Group accounts for commitments and contingencies in accordance with ASC Topic 450, Contingencies. Loss contingencies, including legal claims, are accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Commitments, such as agreements and non-cancellable leases, are disclosed when material.

[s] Segment Reporting

The Group determines its reportable segments in accordance with ASC Topic 280, Segment Reporting. Management concluded the Group has a single operating and reportable segment under ASC 280 because the Chief Executive Officer, as the Chief Operating Decision Maker (“CODM”), evaluates performance and allocates resources based on consolidated financial information and does not regularly review discrete financial information by service line, geography, legal entity, or other component. While the Group may engage in multiple activities, they are managed as an integrated business with centralized decision-making, and there are no components for which operating results are regularly reviewed by the CODM with discrete financial information for purposes of allocating resources and assessing performance in a manner that would constitute separate operating segments. Accordingly, the Group operates as one operating segment and, therefore, one reportable segment.

[t] Employee benefits

The Cayman Islands requires employers to contribute to a pension plan on behalf of employees, up to a statutory maximum amount per annum. As of December 31, 2025, the Group has not yet established its own pension plan but is subject to this statutory obligation.

Accordingly, the Group has recognized an accrued liability for amounts due under this requirement. At December 31, 2025, the Group accrued $105,011 (2024: $49,168) within accrued expenses and other current liabilities in the consolidated balance sheet.

For the year ended December 31, 2025, the Group recorded pension expense of $55,843 (2024: $39,901), which represents the contribution obligation attributable to employee service during the year.

F-16

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The Group will fund the obligation in accordance with Cayman Islands’ statutory requirements in the subsequent fiscal year. No additional defined benefits or defined contribution plans have been established by the Group as of the reporting date.

[u] Warrants Issued by the Company

The Company accounts for warrants issued for its common stock in accordance with ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. Warrants are evaluated at issuance to determine whether they should be classified as equity or as a liability.

Warrants are classified as equity instruments if they require settlement in a fixed number of shares of the Company’s common stock, are indexed to the Company’s own stock, and do not contain provisions that could require cash settlement or otherwise preclude equity classification.

If classified as equity, warrants are recorded at their relative fair value on the issuance date within additional paid-in capital and are not subsequently remeasured. Upon exercise, proceeds received are recorded as an increase to common stock and additional paid-in capital. Warrants that expire unexercised remain within additional paid-in capital.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently adopted accounting pronouncements

Crypto assets

On December 13, 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-08, Intangibles – Goodwill and Other (Topic 350): Accounting for and Disclosure of Crypto Assets. ASU 2023-08 requires qualifying crypto assets to be measured at fair value with changes recognized in net income and presented separately from other intangible assets in the balance sheet, along with expanded disclosures. The Group early adopted ASU 2023-08 effective January 1, 2024. The adoption did not have a material impact on the Group’s consolidated financial statements other than changes in presentation and disclosure.

Segment reporting

On November 27, 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 amends ASC Topic 280, Segment Reporting, to expand segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the Group’s chief operating decision maker (“CODM”), the amount and description of other segment items, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The amendments also extend disclosure requirements to entities with a single reportable segment. The Group adopted ASU 2023-07 effective December 31, 2024 on a retrospective basis. The Group operates as a single reportable segment. The Chief Executive Officer acting as CODM reviews financial information on a consolidated basis when evaluating performance and allocating resources.

Substantially all of the Group’s operations and long-lived assets are located in the Cayman Islands. Accordingly, no further segment or geographic disclosures are presented.

F-17

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Accounting pronouncements pending adoption

On November 4, 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Subtopic 220). This standard amends ASC Topic 220, Comprehensive Income, to require expanded disclosure of certain natural expense categories (such as employee compensation, depreciation, and amortization) within the notes to the consolidated financial statements. The amendments are effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Group is currently evaluating the impact of adopting ASU 2024-03 on its consolidated financial statements and related disclosures.

5. REVENUE

The Group recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue is primarily derived from platform-enabled solutions, including token launch support, digital assets and capital markets infrastructure, and foundation administration. Revenue is recognized as performance obligations are satisfied in an amount that reflects the consideration expected to be received.

Revenue disaggregated by category for the years ended December 31, 2025, and 2024 is presented in the table below:

	2025	2024
Digital assets and capital markets infrastructure	32,187,179	34,732,400
Advisory and onboarding	3,561,320	4,894,073
Total revenue	35,748,499	39,626,473

For the year ended December 31, 2025, one customer accounted for approximately $12.3 million (34%) of total revenue, a second customer accounted for approximately $4.2 million (12%) of total revenue, a third customer accounted for approximately $4.1 million (12%) of total revenue, and a fourth customer accounted for approximately $3.4 million (10%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

For the year ended December 31, 2024, one customer accounted for approximately $12.1 million (32%) of total revenue, a second customer accounted for approximately $7.5 million (20%) of total revenue, a third customer accounted for approximately $7.3 million (19%) of total revenue, and a fourth customer accounted for approximately $4.2 million (11%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

6. COST OF SALES

Cost of sales for the year ended December 31, 2025 increased to $5,235,082 compared to $1,921,861 for the year ended December 31, 2024.

During the year ended December 31, 2025, Open World Inc. entered into an amendment to an existing contract with a third-party. The amendment modified certain terms and conditions of the original agreement, including a reduction in the token supply to be delivered under the contract.

Open World Inc. evaluated the accounting implications of the contract amendment and determined that the modification should be accounted for prospectively. Accordingly, no retrospective adjustment to prior period financial statements was required.

As a result of this amendment, Open World Inc. recognized an incremental expense of $4,549,500 during the current year, which is included in cost of sales in the accompanying consolidated statement of operation

F-18

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

7. CASH

Cash balance includes certain amounts that are restricted as to use. Restricted cash consists of funds held for the Company’s REAP card, which are designated for specific related expenditures charged to the card and are not available for general operating purposes. The restricted cash balance totaled $5,838 as of December 31, 2025 and $44,473 as of December 31, 2024.

The following table presents the Group’s cash as of December 31, 2025, and December 31, 2024.

	December 31, 2025	December 31, 2024
Cash	723,584	3,980,712
Restricted cash	5,838	44,473
Total cash	729,422	4,025,185

8. ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of amounts due from customers comprising of crypto assets and other receivables. Accounts receivable – crypto assets (see below) include embedded derivative features arising from the right to receive a fixed quantity of crypto assets. These instruments are accounted for in their entirety at fair value, with changes in fair value recognized in the consolidated Statement of Operations within “Change in fair value of accounts receivable.” The contractual amounts of accounts receivable denominated in crypto assets approximate their fair value as of each reporting date.

The following table presents the Group’s accounts receivable as of December 31, 2025, and December 31, 2024.

	December 31, 2025	December 31, 2024
Accounts receivable - crypto assets	1,211,696	13,463,445
Accounts receivable - other	54,527	471,168
Total accounts receivable	1,266,223	13,934,613

The following table presents a reconciliation of accounts receivable, including embedded derivative features, for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning balance, January 1	13,934,613	2,395,177
Additions / new contracts	26,652,008	39,749,349
Settlements	(22,636,869)	(24,617,356)
Net change in fair value of receivables	(11,711,086)	(2,722,651)
Change in revenue contract	(4,549,500)	-
Allowance for doubtful accounts	(422,943)	(869,906)
Ending balance, December 31	1,266,223	13,934,613

F-19

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The following table presents a reconciliation of the Group’s allowance for doubtful accounts, for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Beginning balance, January 1	869,906	–
Provision for expected credit losses	422,943	869,906
Write-offs charged against the allowance	–	–
Recoveries of amounts previously written off	–	–
Ending balance, December 31	1,292,849	869,906

Credit Risk

Accounts receivable expose the Group to credit risk arising from counterparties’ inability to pay amounts due. The Group monitors the creditworthiness of its customers on an ongoing basis and establishes an allowance for doubtful accounts to reflect expected credit losses. The allowance is based on historical loss experience, the aging of balances, and management’s assessment of current and expected future economic conditions.

As of December 31, 2025, and December 31, 2024, the Group had accounts receivable positions with one and two counterparties, respectively, each accounting for more than 10 percent of total receivables.

Fair Value Hierarchy

The Group’s accounts receivable - crypto assets, including embedded derivative features, are classified within Level 2 of the fair-value hierarchy under ASC Topic 820, Fair Value Measurement, as valuation is based on quoted market prices for identical crypto assets in active markets.

9. CRYPTO ASSETS

The Group accounts for crypto assets in accordance with ASU 2023-08, Accounting for and Disclosure of Crypto Assets. Crypto assets are classified as intangible assets and measured at fair value at each reporting date, with changes in fair value recognized in net income.

Crypto assets held for operations are received as a form of payment and are converted to cash or used to fulfill expenses in the ordinary course of the Group’s business. Stablecoins such as USDT and USDC are redeemable on a one-to-one basis for U.S. dollars and are classified as crypto assets held for operations in the consolidated Balance Sheet. No individual token balance was greater than 5% of equity.

The following table summarizes the Group’s crypto assets as of December 31, 2025, and December 31, 2024 (in USD):

Category	December 31, 2025			December 31, 2024
	Units	Cost Basis ($)	Fair Value ($)	Units	Cost Basis ($)	Fair Value ($)
Stablecoins (USDT, USDC)	340,438	340,438	340,438	1,415,663	1,415,663	1,415,631
Tokens	64,111,091	8,737,332	582,549	11,893,972	9,955,895	6,591,425
Total	64,451,529	9,077,770	922,987	13,309,635	11,371,558	8,007,056

F-20

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The following table presents a reconciliation of the crypto assets held for operations by the Group as of December 31, 2025, and December 31, 2024:

	December 31, 2025	December 31, 2024
Beginning balance, January 1	8,007,056	524,409
Additions (purchases/receipts)	25,198,384	25,146,088
Disposals (sales/payments)	(27,253,393)	(14,358,231)
Net change in fair value	(5,029,060)	(3,305,210)
Ending balance, December 31	922,987	8,007,056
Realized Gains and Losses	(4,374,903)	122,250

When crypto assets are disposed of, realized gains and losses are calculated using the FIFO (first-in, first-out) method.

The fair value of the Group’s crypto assets is determined based on quoted prices in active markets (Level 1 inputs) as of the reporting date.

The Group holds crypto assets in self-custodied wallets and with third-party custodians. These balances are not bank deposits and are not insured by the FDIC or SIPC. Accordingly, the Group is subject to custodial, counterparty, and cybersecurity risks in the event of custodian insolvency, security breaches, or technological failures. When crypto assets are disposed of, realized gains and losses are calculated using the FIFO (first-in, first-out) method.

10. LEASES

The Group leases office space under a non-cancellable operating lease agreement. The lease commenced on April 2, 2024, and has a five-year term expiring on April 1, 2029. The lease provides for fixed annual base rent escalating annually and includes an option to extend for one additional five-year term at prevailing market rates. The renewal option is not reasonably certain to be exercised and, therefore, is not included in the measurement of the lease liability.

The lease requires payment of variable common area maintenance (“CAM”) charges based on the Group’s proportionate share of building operating costs (10.23%). These variable lease payments are expensed as incurred and are not included in the measurement of the right-of-use asset or lease liability.

Right-of-Use Assets and Lease Liabilities

The balances of operating lease right-of-use assets and lease liabilities as at December 31, 2025, and December 31, 2024 are as follows:

	December 31, 2025	December 31, 2024
Right-of-use asset, net	982,858	1,258,424
Lease Liability:
Current portion of lease liability	284,651	263,352
Non-current portion of lease liability	723,844	1,008,495
Total lease liability	1,008,495	1,271,847

F-21

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Maturity of Lease Liabilities

Future minimum lease payments under non-cancellable operating leases as of December 31, 2025, were:

Year	Total ($)
2026	321,762
2027	331,432
2028	341,381
2029	85,971
Total undiscounted lease payments	1,080,546
Less: imputed interest	(72,051)
Present value of lease liability	1,008,495

Other Information

▪	Weighted average remaining lease term: 4.25 years
▪	Weighted average discount rate: 4.35%
▪	Cash paid for amounts included in the measurement of lease liabilities, included in operating cash flows: $312,373 (2024 – $229,116).

11. RELATED PARTY TRANSACTIONS

The Group enters into transactions with related parties in the normal course of business. Related parties include directors, officers, affiliates, or significant shareholders.

The following table summarizes the Group’s transactions and balances with related parties for the years ended December 31, 2025, and the year ended December 31, 2024:

Description	December 31, 2025	December 31, 2024
Consulting and management fees	3,068,943	1,553,588
Expenses incurred in relation to consulting fees	3,556,406	2,182,150
Outstanding payables at year-end	337,403	968,085
Loans receivable at year-end	814,369	-

These balances are unsecured, non-interest bearing, and are settled in the ordinary course of business.

Loan Receivable

On November 2, 2025, the Company entered into a Master Loan Agreement with Mosaic Capital Inc., an entity for which an officer of the Company serves as a director. The Company lent crypto assets to Mosaic under the agreement. The loan provides for a variable return based on changes in net asset value and may be repaid in cash or crypto assets. The loan is not secured by specific collateral.

The loan receivable is measured at fair value, with changes in fair value recognized in gain or loss. Upon settlement, the difference between the carrying value of the receivable and the value of consideration received is recognized as a realized gain or loss. During the year ended December 31, 2025, the Company recognized a loss of $4,037,614 from changes in fair value.

F-22

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

12.	COMMITMENTS AND CONTINGENCIES

The Group is subject to various claims and legal proceedings in the normal course of business. The Group evaluates these matters on an ongoing basis and establishes provisions when a loss is considered probable and reasonably estimable, in accordance with ASC Topic 450, Contingencies.

During the year ended December 31, 2024, the Group entered into a lease agreement for its offices in the Cayman Islands. Annual lease commitments are described in Note 10.

The Group has no other material commitments or loss contingencies requiring disclosure as of December 31, 2025, and December 31, 2024.

13. SHARE CAPITAL

[a] Authorized capital

The Company is incorporated as an exempted company limited by shares under the Companies Act of The Cayman Islands. Pursuant to its Memorandum of Association, the Company is authorized to issue 500,000,000 ordinary shares, with a par value $0.0001 per share, representing total authorized share capital of $50,000.

[b] Common shares issued

Each ordinary share entitles the holder to one vote per share, the right to receive dividends as and when declared by the Board of Directors, and a pro rata share of the residual assets of the Group upon liquidation. Certain ordinary shares issued were subject to Restricted Stock Purchase Agreements with vesting schedules, transfer restrictions, and repurchase rights in favor of the Group.

During the years ended December 31, 2023 and 2024, the Company had the following share activity:

•	October 4, 2023, 50,000 ordinary shares issued;
•	November 17, 2023, 50,000 ordinary shares issued;
•	March 17, 2024, 5,000 ordinary shares issued;
•	March 21, 2024, 5,000 ordinary shares surrendered and cancelled;
•	March 27, 2024, 5,000 ordinary shares issued;
•	April 1, 2024, 750 ordinary shares issued;
•	April 2, 2024, 5,000 ordinary shares repurchased and returned to treasury;
•	September 12, 2024, 5,280 ordinary shares issued; and
•	December 27, 2024, 5,000 ordinary shares issued.

As of December 31, 2024, the Group had 116,030 ordinary shares issued, of which 5,000 shares were held in treasury, resulting in 111,030 ordinary shares issued and outstanding.

On October 9, 2025, the Company completed a corporate reorganization (the “Reorganization”) pursuant to which Open World Ltd. became the parent company of Open World Inc. and Webslinger Advisors SEZC Inc.

The Reorganization was a transaction among entities under common control and has been accounted for in accordance with ASC Topic 805-50, Business Combinations. Accordingly, the consolidated financial statements for the years ended December 31, 2025 and 2024 have been retrospectively presented as if the Reorganization had occurred on January 1, 2023. The assets, liabilities, and results of operations of the combining entities are included at their historical carrying amounts. No gain or loss was recognized in connection with the Reorganization.

F-23

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

During the year ended December 31, 2025, the Company had the following share activity:

•	May 30, 2025, 9,000 ordinary shares surrendered and cancelled;
•	November 12, 2025, 773 ordinary shares surrendered and cancelled;
•	December 10, 2025, 1,000 ordinary shares surrendered and cancelled; and
•	December 10, 2025, 25,823 ordinary shares issued.

Shares surrendered and cancelled during 2025 include shares previously classified as treasury stock, which were retired upon cancellation, including as part of the Reorganization.

As of December 31, 2025, the Group had 126,080 ordinary shares issued and outstanding, with no treasury shares held.

[c] Additional paid-in capital

Additional paid-in capital (“APIC”) represents amounts received in excess of the par value of common stock and includes equity-based compensation and other equity transactions.

Changes in APIC during the year ended December 31, 2025 were as follows:

•	Stock-based compensation of $4,378,358;
•	Other equity transactions, net of $695.

As of December 31, 2025, APIC totaled $4,379,103. Changes in APIC for the years ended December 31, 2025 and 2024 are presented in the consolidated statements of stockholders’ equity.

[d] Simple agreements for future equity

During the year ended December 31, 2024, the Group issued Simple Agreements for Future Equity (“SAFEs”) to various investors for an aggregate amount of $2,000,000. Each SAFE provides the holder the right to receive shares in the Group upon the occurrence of a future equity financing, liquidity event, or dissolution. The SAFEs are classified as equity instruments consistent with ASC Topic 505, Equity.

Key Terms include:

•	Post-Money Valuation Cap: $20,000,000
•	Conversion: Upon an equity financing, each SAFE converts into the greater of (i) preferred shares based on the financing price, or (ii) SAFE preferred shares based on the SAFE price
•	Liquidity/Dissolution: In such events, holders receive the greater of (i) their purchase amount, or (ii) the amount payable had the SAFE converted into ordinary shares at the Liquidity Price
•	Liquidation Priority: Junior to debt, pari passu with other SAFEs and preference shares, and senior to ordinary shares

There were no new issuances during the year ended December 31, 2025.

[e] Stock Options and Restricted Shares

The Group adopted an equity incentive plan (the “Plan”) in 2025, which permits the grant of stock options and other equity awards to directors, officers, employees and other eligible participants. Awards under the Plan are subject to vesting conditions as determined by the Board of Directors.

F-24

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Stock Options

On December 10, 2025, the Company granted 13,920 stock options under the Plan. Each option entitles the holder to purchase one ordinary share at an exercise price of $168.67 per share and is subject to service-based vesting conditions.

The grant-date fair value of the options was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.84%, expected volatility of 75%, expected term of 6 six years, and dividend yield of 0%. The weighted-average grant-date fair value was $115.01 per option.

Restricted Shares

On December 10, 2025, the Company issued 25,823 ordinary shares pursuant to Restricted Share Subscription Agreements. The fair value of the restricted shares on the date of grant was $168.67 per share. The shares are subject to service-based vesting conditions for certain recipients, including one-year cliff provisions and total vesting periods of either three or four years, as applicable to the recipient. Certain shares were fully vested upon issuance. Compensation cost is recognized on a straight-line basis over the requisite service period.

As of December 31, 2025, 21,704 restricted shares were vested and 4,119 remained unvested (2024 – none). As of December 31, 2025, total unrecognized compensation cost related to unvested restricted shares was approximately $567,500, which is expected to be recognized over a weighted-average period of approximately 0.6 years.

Restricted shares were granted in 2024. No material stock-based compensation expense was recognized. No stock options were granted in 2024.

Stock-based compensation expense for the years ended December 31 was as follows:

Description	December 31, 2025	December 31, 2024
Stock options	590,295	-
Restricted shares	3,787,807	-
Total stock-based compensation	4,378,102	-

[f] Dilutive common shares

As of December 31, 2025, the Group’s potentially dilutive securities are comprised of the simple agreements for future equity noted above. The potential effects thereof are disclosed in Note 13.

[g] Dividends

During year ended December 31, 2025, the Group declared dividends totaling $5,068,583 (December 31, 2024: $4,381,091). Dividends are recognized when declared by the Board of Directors and are presented as a reduction of retained earnings in the accompanying consolidated financial statements.

[h] Warrants to issue common stock

As of December 31, 2025, the Company has entered into an agreement that may result in the issuance of up to 2,000,000 warrants in connection with a go-to-market and business development arrangement. However, such warrants had not been issued or outstanding as of December 31, 2025.

The warrants, if issued, are expected to have an exercise price based on a discount to the public offering price of the Company’s shares at the time of a public listing, and would become exercisable upon the occurrence of such public listing. The warrants are expected to have a contractual term to be determined at the time of issuance.

F-25

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The Company will evaluate any warrants issued under ASC Topic 815-40, Derivatives and Hedging, at the time of issuance to determine the appropriate classification as either equity or liability instruments. Based on the expected terms, the Company anticipates that such warrants would qualify for equity classification, as they are expected to require settlement solely in a fixed number of shares of the Company’s common stock and be indexed to the Company’s own stock without features requiring net cash settlement.

If issued, the warrants would be recorded at fair value within additional paid-in capital and not subsequently remeasured if classified as equity. Full exercise would result in the issuance of up to 2,000,000 shares, which may be dilutive.

14. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution from the assumed exercise or conversion of instruments into ordinary shares, if dilutive.

(in USD, except share data)	2025	2024
Net (loss) income	(20,229,064)	25,046,569
Weighted-average shares outstanding — basic	107,042	102,346
Effect of dilutive instruments:
– Simple agreements for future equity (SAFEs)	-	12,337
Weighted-average shares outstanding — diluted	107,042	114,683
Earnings per share:
Basic	(189)	245
Diluted	(189)	218

Diluted loss per share for 2025 excludes the effect of 14,009 SAFEs (2024 - 12,337) due to the net loss for the year as the effect would be anti-dilutive.

15. FAIR VALUE MEASUREMENTS

The Group’s financial instruments consist of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, lease liabilities, and derivative instruments. Except as noted below, the carrying amounts of these instruments approximate their fair values due to their short maturities. The fair value of long-term lease liabilities also approximates their carrying amounts because of changes in interest rates and the Group’s credit risk since inception has been insignificant.

The Group measures certain financial assets and liabilities at fair value in accordance with ASC Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurements are classified in the following hierarchy:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly.

Level 3: Significant unobservable inputs that reflect the Group’s own assumptions about the assumptions that market participants would use.

F-26

Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Fair Value Hierarchy

The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2025, and December 31, 2024 (in USD):

Assets	Level 1	Level 2	Level 3	Total
December 31, 2025
Cash	729,422	-	-	729,422
Accounts Receivable	-	1,211,696	-	1,211,696
Crypto Assets	922,987	-	-	922,987
Shares and warrants receivable	156,000	429,598	-	585,598
Investment – current portion	539,328	-	-	539,328
Loan receivable	814,369	-	-	814,369
Total	3,162,106	1,641,294	-	4,803,400
December 31, 2024
Cash	4,025,185	-	-	4,025,185
Accounts Receivable – Crypto Assets	-	13,463,445	-	13,463,445
Crypto Assets	8,007,056	-	-	8,007,056
Total	12,032,241	13,463,445	-	25,495,686

16. INCOME TAX

The Group is incorporated in the Cayman Islands, which does not impose corporate income and capital gains taxes. Accordingly, no provision for income taxes has been recorded in the accompanying consolidated financial statements.

As of December 31, 2025, and December 31, 2024, the Company had no unrecognized tax benefits, and no interest or penalties related to uncertain tax positions have been recognized in the consolidated financial statements.

The Group is not subject to income taxes in any jurisdiction and, therefore, no deferred tax assets or liabilities have been recognized.

The Group evaluates tax positions to determine whether they are more likely than not to be sustained upon examination. The Company’s evaluation as of December 31, 2025, and December 31, 2024 did not result in the recognition of any uncertain tax positions.

17. INVESTMENTS

Current Investments

On August 4, 2025, the Company entered into a Strategic Advisory and Implementation Agreement with Heritage Distilling Holding Company, Inc. (“IPST”), pursuant to which the Company was entitled to 2,000,000 shares of IPST common stock and warrants to purchase 8,000,000 shares at an exercise price of $0.01 per share as consideration under the arrangement. The shares were fully vested upon issuance. The warrants have a five-year term and vest subject to time-based and market performance conditions.

On August 11, 2025, the Company acquired 6,914,459 shares of IPST common stock for total consideration of $4,178,407. On November 5, 2025, IPST completed a one-for-twenty reverse stock split. All share amounts presented have been adjusted accordingly.

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Open World Ltd. | Notes to Consolidated Financial Statements (continued)

The IPST common shares are measured at fair value using quoted market prices (Level 1), and the warrants are measured at fair value using an option pricing model with observable inputs (Level 2).

As of December 31, 2025, the carrying value of the Company’s IPST common shares and warrants was $1,124,927. During the year ended December 31, 2025, the Company recognized a loss of $7,168,132 from changes in fair value.

The following table summarizes the Group’s IPST common shares and warrants as of December 31, 2025:

Assets	Units	Cost Basis ($)	Change in fair value ($)	Ending Balance ($)
Shares receivable	100,000	1,080,000	(924,000)	156,000
Warrants receivable	400,000	3,034,651	(2,605,052)	429,599
Investment	345,722	4,178,407	(3,639,080)	539,328
Total	845,722	8,293,058	(7,168,132)	1,124,927

Non-current Investments

As of December 31, 2025, the Group also held $100,000 (December 31, 2024: $100,000) in Simple Agreements for Future Equity (SAFEs) issued by two private companies. These non-current investments are accounted for under ASC Topic 321, Investments—Equity Securities, using the measurement alternative, under which they are carried at cost, adjusted for (i) observable price changes in orderly transactions for identical or similar instruments of the same issuer and (ii) impairments. No observable price changes or impairments were identified during the year.

Although these investments are not measured at fair value on a recurring basis, the valuation of such instruments would rely on significant unobservable inputs and therefore would be considered Level 3 within the fair value hierarchy if a fair value measurement were required.

In connection with a SAFE entered into with an unrelated private entity, the Company also received a Token Warrant granting the right to acquire a specified number of tokens upon the occurrence of a future Token Generation Event (“TGE”).

The warrant represents a derivative instrument under ASC Topic 815, Derivatives and Hedging. As of December 31, 2025, management determined that the warrant’s fair value was $Nil due to the lack of an active token market and the uncertainty surrounding the occurrence and timing of any TGE. Accordingly, no fair value change was recognized in earnings for the years ended December 31, 2025 and 2024. The warrant is classified within Level 3 of the fair value hierarchy.

18. CRYPTO ASSETS AND ASSOCIATED RISKS

[a] Cybersecurity Risk

With the increased use of technologies to conduct business, the Group is susceptible to operational, crypto assets and related risks. In general, cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks include but are not limited to third parties gaining unauthorized access to information technology systems (e.g., through “hacking” or malicious software coding) for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (attempts to make network services unavailable to the normal intended users).

Cyber incidents affecting the Group and its counterparties have the ability to cause disruptions and impact business operations, potentially resulting in interference with the Group’s day-to-day operations. Similar adverse consequences could result from cyber incidents affecting issuers of crypto assets. While the Group has established risk management systems to prevent cyber incidents and business continuity plans in the event of such cyber incidents occurring, there are inherent limitations in such systems and plans including the possibility that certain risks may have not been identified in advance.

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Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[b] Political, legal, and/or regulatory risk

The legal status of crypto assets may be uncertain. It is unclear whether they constitute property, assets, or rights of any kind. Crypto assets are not backed by governments, and accounts and balances are not subject to any statutory or government protections. Regulation of crypto assets and crypto asset exchanges are currently undeveloped and is likely to rapidly evolve. It is possible that some countries are already considering or may in the future put in place laws, regulations or other actions which may severely impact the Group’s operations. This is particularly the case as crypto assets have grown in popularity and market size. New or changing laws and regulations may have an impact on the Group’s future operations.

[c] Development of crypto assets and associated risks

The growth of the crypto asset industry in general, as well as crypto asset networks is subject to a high degree of uncertainty. The factors affecting such growth include (i) worldwide growth in the adoption and use of crypto asset technologies, (ii) government and quasi-government regulation of crypto assets and their use or restrictions on or regulation of access to and operation of crypto Asset networks or similar systems, (iii) the maintenance and development of the open-source software protocol(s) of the crypto asset networks, (iv) changes in consumer demographics and public tastes and preferences, (v) the availability and popularity of other forms or methods of buying and selling goods and services or trading assets including new means of using fiat currencies or existing networks, (vi) general economic conditions and the regulatory environment relating to crypto currencies, or (vii) a decline in the popularity or acceptance of the crypto asset networks. The slowing or stopping of the development or acceptance of the crypto asset networks could have an impact on the Group’s future operations.

[d] Counterparty and custodian wallet risk

Having crypto assets on deposit or with any third party in a custodial relationship has attendant risks. These risks include potential for security breaches, risk of contractual breach, and risk of loss. The Group may have a high concentration of its crypto assets in one location or with one third party custody provider, which may be prone to losses arising out of hacking, loss of passwords, compromised access credentials, malware, comprised private keys, unauthorized access to private key, or cyber-attacks. The Group maintains custody of the unique private keys for all of its customer crypto assets. Such unique private keys control the movement and access of the crypto assets. The Group is responsible for taking such steps as it determines to be required to maintain access to these keys, and prevent exposure from hacking, malware, and general security threats. The theft, loss or destruction of a private key is irreversible and could result in substantial or total loss of crypto assets. The Group has controls in place to mitigate against the risk of unauthorized access to or loss of customer assets within the Group’s self-custodied wallets held on behalf of customers.

[e] Risk of loss of private key(s)

Crypto assets are controllable only by the possessor of unique private keys relating to the addresses in which the crypto assets are held. The theft, loss or destruction of a private key required to access a crypto asset is irreversible, and such private keys would not be capable of being restored by the Group. Any loss of private keys relating to crypto wallets used to store the Group's crypto assets (including customer assets) could result in the loss of these crypto assets and customers and other stakeholders could incur substantial, or even total loss.

The Group is responsible for taking such steps as it determines, in its sole judgment, to be required to maintain access to these private keys, and prevent their exposure from hacking, malware and general security threats. To the extent that the security system is penetrated, any loss of crypto assets may adversely affect a stakeholder’s interest in the Group, including customers.

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Open World Ltd. | Notes to Consolidated Financial Statements (continued)

[f] Risks relating to irrevocable crypto asset transactions

The blockchain creates a permanent, public record of crypto asset transactions but it also creates an irrevocable one. Transactions that have been verified, and thus recorded within a block on the blockchain, generally cannot be undone. Even if the transaction turns out to have been in error, or due to theft of a user's crypto assets, the transaction is not reversible. Further, at this time, there is no governmental, regulatory, investigative, or prosecutorial authority or mechanism through which to bring an action or complaint regarding missing or stolen Crypto assets. Consequently, the Group may be unable to replace missing crypto assets or seek reimbursement for any erroneous transfer or theft of crypto assets.

[g] Dependence on key personnel

The performance of the Group will be substantially dependent on the expertise of the senior management, its principals, and employees. In particular, the loss for any reason of the key individuals who will be primarily responsible for managing the Group may have a materially adverse effect on the performance of the Group.

[h] Risks relating to crypto asset price volatility

A key risk in trading crypto assets is the rapid fluctuation of their market price. Crypto assets have demonstrated significant volatility.

The price of crypto assets may be affected by a wide variety of complex and difficult to predict factors such as crypto asset supply and demand; rewards and transaction fees for the recording of transactions on the blockchain; difficulties with converting crypto asset to fiat currencies; availability and access to crypto asset service providers (such as payment processors), exchanges, miners or other crypto asset users and market participants; perceived or actual crypto asset network or crypto asset vulnerability; inflation levels; fiscal policy; interest rates; and political, regulatory natural and economic events.

[i] Illiquidity

The crypto asset marketplace may be illiquid, insufficiently liquid or highly volatile from time to time, and may shift quickly.

19.     SUBSEQUENT EVENTS

Proposed Merger Transaction

On February 11, 2026, the Company entered into a definitive merger agreement with VerifyMe, Inc. (“VerifyMe”), a publicly traded company listed on Nasdaq, pursuant to which VerifyMe will acquire OpenWorld through a merger transaction. Upon closing, OpenWorld’s shareholders are expected to own approximately 90% of the combined company and VerifyMe’s legacy stockholders approximately 10%, on a fully diluted basis. The board of the combined company is expected to consist of seven directors, with six appointed by OpenWorld and one appointed by VerifyMe.

The proposed transaction is expected to establish a public market platform for OpenWorld’s digital asset and real-world asset tokenization strategy, enabling broader access to capital markets and enhancing the Company’s ability to scale its integrated platform, asset management offerings. Management anticipates that the combined company will be positioned to drive incremental revenue opportunities through the alignment of OpenWorld’s platform capabilities with its expanding ecosystem of strategic partnerships and initiatives.

The transaction is subject to customary closing conditions, including VerifyMe maintaining a minimum cash balance of $1,000,000 at closing. A termination fee of $400,000 is payable under certain circumstances. The transaction had not closed as of the date these financial statements were issued.

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Open World Ltd. | Notes to Consolidated Financial Statements (continued)

Loans Payable

On January 5, 2026, the Company entered into a loan agreement with Webslinger Holdings Inc., a significant shareholder of the Company, pursuant to which the lender agreed to provide financing of up to $750,000. The loan bears interest at a rate of 5% per annum. The original maturity date of April 5, 2026 was subsequently extended by approximately 60 days. Funds were received on January 16, 2026. The Company may prepay the loan, in whole or in part, at any time without penalty.

Management believes the arrangement aligns with the Company’s broader capital strategy and supports continued execution of its platform development and strategic partnerships. The Company evaluated this transaction as a non-recognized subsequent event in accordance with ASC Topic 855, Subsequent Events, and accordingly, no amounts related to this loan have been recorded in the accompanying financial statements.

Strategic Partnership

On January 20, 2026, the Company entered into a strategic partnership agreement with mCloud Technologies Saudi Arabia, an entity affiliated with the Company’s President, to support the development of a regional platform focused on real-world asset tokenization initiatives in the Kingdom of Saudi Arabia.

The arrangement establishes a framework for collaboration on technology development, marketing, and commercial activities and is expected to support the Company’s expansion into the Middle East market. In connection with the partnership, the Company may provide financing through a convertible promissory note and participate in revenue sharing arrangements, subject to the execution of definitive agreements and satisfaction of certain conditions.

Management believes the partnership aligns with the Company’s broader platform strategy and may contribute to future revenue opportunities through integration with its digital asset and real-world asset tokenization initiatives. The Company evaluated this arrangement as a non-recognized subsequent event in accordance with ASC Topic 855, Subsequent Events, and accordingly, no amounts have been recorded in the accompanying financial statements.

SAFE Financing

In March 2026, the Company commenced its strategic fundraising initiatives through the issuance of Simple Agreements for Future Equity (“SAFEs”) with certain investors and has received gross proceeds of approximately $350,000. Management believes these strategic investors will be additive not only in capital to support the continued development of the Company’s platform and strategic partnerships and positions the Company to pursue additional growth opportunities.

The SAFEs will convert into shares of the Company’s preferred stock upon the occurrence of a qualified equity financing, subject to a valuation cap of $150,000,000. The SAFEs do not bear interest and have no maturity date.

The Company evaluated this transaction as a non-recognized subsequent event in accordance with ASC Topic 855, Subsequent Events, and has not recorded any amounts related to the SAFE financing in the accompanying financial statements.

Consulting Agreement

On March 25, 2026, the Company entered into a consulting agreement with a third party pursuant to which the consultant will provide advisory services to the Company. The agreement includes monthly cash compensation and potential additional compensation, including equity-based incentives.

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Open World Ltd. | Notes to Consolidated Financial Statements (continued)

In connection with the agreement, the Company may grant up to 1,000,000 warrants to purchase shares of the Company’s common stock (or its publicly traded parent entity). However, such warrants had not been issued or outstanding as of December 31, 2025 and remain contingent upon the successful completion of a proposed reverse takeover transaction.

The Company will evaluate any warrants issued under ASC Topic 815-40, Derivatives and Hedging, at the time of issuance to determine the appropriate classification as either equity or liability instruments. If issued and classified as equity, the warrants would be recorded at fair value within additional paid-in capital and would not be subsequently remeasured.

The Company has evaluated this event in accordance with ASC Topic 855, Subsequent Events, and determined that it represents a non-recognized subsequent event as it relates to conditions arising after December 31, 2025. Accordingly, no amounts have been recorded in the accompanying consolidated financial statements.

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